Exhibit 99.1
Contact: Jennifer Rosa         (216) 429-5037
For release Monday, July 30, 2012
TFS Financial Corporation Announces Fiscal Quarter Ended June 30, 2012 Financial Results
(Cleveland, OH - July 30, 2012) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three and nine month periods ended June 30, 2012.
The Company reported net income of $0.9 million for the three months ended June 30, 2012, compared to net income of $6.0 million for the three months ended June 30, 2011. This change is mainly attributable to an increase in the provision for loan losses and lower non-interest income, partially offset by an increase in net interest income. Net income of $10.4 million was reported for the nine months ended June 30, 2012, compared to net income of $0.9 million for the nine months ended June 30, 2011. The increase in net income for the nine months is largely the result of a decrease in the provision for loan losses and an increase in net interest income partially offset by lower non-interest income.
Loan growth and lower interest rates on deposits caused net interest income to increase $2.8 million, or 4%, to $65.9 million for the three months ended June 30, 2012 from $63.0 million for the three months ended June 30, 2011. Net interest income increased $12.3 million, or 7%, to $195.9 million in the current nine month period from $183.6 million for the nine months ended June 30, 2011. Low interest rates continue to decrease the yield on interest-earning assets, but to an even greater extent, the rate paid on deposits and borrowed funds, and as a result, the interest rate spread has improved from the prior year. The interest rate spread increased 8 basis points in the current quarter to 2.11% compared to 2.03% in the same quarter last year. The interest rate spread for the nine months ended June 30, 2012 was 2.11% compared to 1.94% in the nine month period last year. The net interest margin increased one basis point in the current quarter to 2.38% compared to 2.37% in the same quarter last year. The net interest margin for the nine months ended June 30, 2012 was 2.40% compared to 2.29% in the nine month period last year.
“We are pleased that our net interest income has increased because of lower costs on deposits and a growing adjustable rate mortgage portfolio.” said Chairman and CEO Marc A. Stefanski. “However, the ongoing unpredictability in the housing market continues to impact our loan loss provision.”
The Company recorded a provision for loan losses of $31 million for the three months ended June 30, 2012 compared to $22.5 million for the three months ended June 30, 2011. The Company reported $24.9 million of net loan charge-offs for the three months ended June 30, 2012 compared to $19.9 million for the three months ended June 30, 2011. Of the $24.9 million of net charge-offs for the three months ended June 30, 2012, $10.5 million occurred in the equity loans and lines of credit portfolio, $9.1 million occurred in the residential, non-Home Today portfolio and $5.2 million occurred in the Home Today portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $221.4 million at June 30, 2012 and $264.0 million at September 30, 2011. While the overall credit quality in our loan portfolio appears to be stabilizing, continued lower property valuations in the foreclosure and short sale process and further refinements to our credit evaluation processes led to the increase in the provision and the level of charge-offs in the current quarter. The Company recorded a provision for loan losses of $73.0 million for the nine months ended June 30, 2012 compared to $79.5 million for the nine months ended June 30, 2011. The Company reported $122.6 million of net loan charge-offs for the nine months ended June 30, 2012. This included the impact of charging off, during the December, 2011 quarter, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011. This charge-off was required by regulatory directive. The SVA charge-off was a major reason for the decrease in the reported balances of delinquent and nonperforming loans, non-accrual loans and the allowance for loan losses as of June 30, 2012, from balances at September 30, 2011. Net charge-offs were $59.4 million for the nine months ended June 30, 2011. The allowance for loan losses was $107.4 million, or 1.05% of total loans receivable, at June 30, 2012, compared to $157.0 million, or 1.58% of total loans receivable, at September 30, 2011. The decrease in fees and service charges, net of amortization reflected the reduced balance of loans serviced for others.

Non-accrual loans decreased $81.3 million to $154.0 million, or 1.51% of total loans, at June 30, 2012 from $235.3 million, or 2.37% of total loans, at September 30, 2011. The $81.3 million decrease in non-accrual loans for the nine months ended June 30, 2012, consisted of a $36.9 million decrease in the residential, non-Home Today portfolio; a $29.3 million decrease in the residential, Home Today portfolio; a $11.6 million decrease in the equity loans and lines of credit portfolio; and a $3.4 million decrease in construction loans.
Total loan delinquencies decreased $108.6 million to $176.5 million, or 1.72% of total loans receivable, at June 30, 2012 from $285.1 million, or 2.86% of total loans receivable, at September 30, 2011.

Total troubled debt restructurings decreased $11.6 million for the nine months ended June 30, 2012 from $166.2 million at September 30, 2011. Of the $154.6 million of troubled debt restructurings recorded at June 30, 2012, $80.2 million was in the Home Today portfolio and $71.2 million was in the residential, non-Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $32.3 million at June 30, 2012 and $45.1 million at September 30, 2011.
Total assets increased by $602.0 million, or 6%, to $11.49 billion at June 30, 2012 from $10.89 billion at September 30, 2011. This change was mainly the result of increases in our mortgage loans held for sale and in our loan portfolio.
The combination of cash and cash equivalents and investment securities at June 30, 2012 showed little change from September 30, 2011 balances. During the current quarter we transferred all of our investment securities in the held to maturity portfolio, to the available for sale portfolio, in response to regulatory liquidity guidelines.
The combination of Loans held for investment, net and Mortgage loans held for sale increased $602.5 million, or 6%, to $10.35 billion at June 30, 2012 from $9.75 billion at September 30, 2011. Residential mortgage loans, including those held for sale, increased $859.9 million during the nine months ended June 30, 2012, while the equity loans and lines of credit portfolio decreased by $252.2 million. A total of $1.19 billion of adjustable rate mortgages were originated during the nine months ended June 30, 2012, representing approximately 57% of all residential mortgage originations, compared to $956.1 million for the nine month period last year. Under a marketing effort to offset future interest rate risk exposure, adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have an outstanding principal balance of $2.43 billion as of June 30, 2012. Loans under the program have mainly either 15 or 30 year terms, with the initial interest rate fixed for either the first three or five years and adjusting annually thereafter, subject to various caps. Most loans originated under the program have been 30 year terms with interest rates fixed for five years. The total principal balance of all adjustable rate first mortgage loans was $2.76 billion, or 33% of all first mortgage residential loans, at June 30, 2012, compared to $1.83 billion, or 25%, at September 30, 2011. To further manage our future interest rate risk, we continue to evaluate potential non-agency, whole loan sales of a pool of our high credit quality, fixed-rate, first mortgage loans held for sale, which had a balance of $233.2 million at June 30, 2012.
Deposits increased $241.2 million, or 3%, to $8.96 billion at June 30, 2012 from $8.72 billion at September 30, 2011. The increase in deposits was the result of a $97.7 million increase in our savings accounts, a $36.3 million increase in our checking accounts, and a $107.7 million increase in our certificates of deposit for the nine month period ended June 30, 2012.
Borrowed funds increased $429.9 million, or 307%, to $569.7 million at June 30, 2012 from $139.9 million at September 30, 2011. This increase reflects additional, lower cost, short term FHLB borrowings used to manage liquidity.
Principal, interest and related escrow on loans serviced decreased $57.3 million, or 37.7%, to $94.5 million at June 30, 2012 from $151.9 million at September 30, 2011. This decrease reflects a combination of the settlement of an increased level of prepayments for loans serviced for other investors and a lower balance in the sold loan portfolio.
Accrued expenses and other liabilities decreased $17.8 million, or 34%, to $35.3 million at June 30, 2012 from $53.2 million at September 30, 2011. This change primarily reflects the $19.7 million decrease in the pension plan accrual mainly as a result of a plan amendment to freeze future pension benefit accruals as of December 31, 2011.

Total shareholders' equity increased $31.5 million, or 2%, to $1.81 billion at June 30, 2012 from $1.77 billion at September 30, 2011. Activity reflects $10.4 million of net income in the current fiscal year to date combined with adjustments related to our stock compensation plan and ESOP and a $12.6 million reduction in accumulated other comprehensive loss that resulted primarily from the pension accrual adjustment and the transfer of investment securities from held to maturity to available for sale.
At June 30, 2012, the Association was "well capitalized" for regulatory capital purposes, as its tier 1 risk based capital ratio was 20.82% and its total risk-based capital was 22.08%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.
The Company will host a conference call to discuss its operating results for the quarter ended June 30, 2012 at 10:00 a.m. (ET) on July 31, 2012. The toll-free dial-in number is 800-894-5910, Conference ID TFSLQ312. A telephone replay will be available beginning at 2:00 p.m. (ET) on July 31, 2012 by dialing 800-723-0549. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning August 1, 2012. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company's website.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Federal government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2012	September 30, 2011
ASSETS
Cash and due from banks	$42,597	$35,532
Other interest-earning cash equivalents	275,755	259,314
Cash and cash equivalents	318,352	294,846
Investment securities:
Available for sale (amortized cost $381,372 and $15,760, respectively)	384,479	15,899
Held to maturity (fair value $0 and $398,725, respectively)	0	392,527
	384,479	408,426
Mortgage loans held for sale, at lower of cost or market	233,154	0
Loans held for investment, net:
Mortgage loans	10,240,417	9,920,907
Other loans	4,908	6,868
Deferred loan fees, net	(17,634)	(19,854)
Allowance for loan losses	(107,374)	(156,978)
Loans, net	10,120,317	9,750,943
Mortgage loan servicing assets, net	21,805	28,919
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	19,692	19,155
Premises, equipment, and software, net	60,553	59,487
Accrued interest receivable	35,152	35,854
Bank owned life insurance contracts	175,620	170,845
Other assets	90,253	88,853
TOTAL ASSETS	$11,494,997	$10,892,948
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,957,149	$8,715,910
Borrowed funds	569,733	139,856
Borrowers’ advances for insurance and taxes	32,814	58,235
Principal, interest, and related escrow owed on loans serviced	94,539	151,859
Accrued expenses and other liabilities	35,322	53,164
Total liabilities	9,689,557	9,119,024
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	0	0
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares shares issued; 308,945,893 and 308,915,893 outstanding at June 30, 2012 and September 30, 2011, respectively	3,323	3,323
Paid-in capital	1,691,144	1,686,216
Treasury stock, at cost; 23,372,857 and 23,402,857 shares at June 30, 2012 and September 30, 2011, respectively	(281,726)	(282,090)
Unallocated ESOP shares	(75,834)	(79,084)
Retained earnings—substantially restricted	472,185	461,836
Accumulated other comprehensive loss	(3,652)	(16,277)
Total shareholders’ equity	1,805,440	1,773,924
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,494,997	$10,892,948

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2012	2011	2012	2011
INTEREST INCOME:
Loans, including fees	$102,143	$103,845	$308,046	$309,439
Investment securities available for sale	543	43	613	198
Investment securities held to maturity	973	2,871	4,245	9,001
Other interest and dividend earning assets	566	527	1,674	1,822
Total interest and dividend income	104,225	107,286	314,578	320,460
INTEREST EXPENSE:
Deposits	37,704	43,723	116,800	135,387
Borrowed funds	657	518	1,874	1,441
Total interest expense	38,361	44,241	118,674	136,828
NET INTEREST INCOME	65,864	63,045	195,904	183,632
PROVISION FOR LOAN LOSSES	31,000	22,500	73,000	79,500
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	34,864	40,545	122,904	104,132
NON-INTEREST INCOME
Fees and service charges, net of amortization	2,960	4,507	9,057	11,829
Net gain on the sale of loans	0	0	0	0
Increase in and death benefits from bank owned life insurance contracts	1,607	1,621	4,829	4,840
(Loss) income on private equity investments	(35)	763	60	977
Other	1,779	1,868	4,485	6,199
Total non-interest income	6,311	8,759	18,431	23,845
NON-INTEREST EXPENSE
Salaries and employee benefits	18,375	19,694	59,809	56,994
Marketing services	2,376	2,102	7,130	6,306
Office property, equipment and software	5,392	4,986	15,463	14,983
Federal insurance premium and assessments	3,390	2,759	10,779	14,591
State franchise tax	1,672	1,459	4,377	3,826
Real estate owned expense, net	2,424	1,994	6,431	5,906
Appraisal and other loan review expense	322	1,005	2,475	4,907
Other operating expenses	6,791	5,553	20,077	18,958
Total non-interest expense	40,742	39,552	126,541	126,471
INCOME BEFORE INCOME TAXES	433	9,752	14,794	1,506
INCOME TAX (BENEFIT) EXPENSE	(459)	3,767	4,421	645
NET INCOME	$892	$5,985	$10,373	$861
Earnings per share—basic and diluted	0.00	$0.02	0.03	0.00
Weighted average shares outstanding
Basic	301,274,602	300,347,978	301,157,535	300,234,492
Diluted	301,936,577	301,147,673	301,681,201	300,918,065

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2012				Three Months Ended June 30, 2011
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Other Interest-bearing cash equivalents	$279,968	$190		0.27%	$259,418	$132		0.20%
Investment securities	10,070	9		0.36%	10,617	9		0.34%
Mortgage-backed securities	377,799	1,507		1.60%	470,380	2,905		2.47%
Loans	10,377,112	102,143		3.94%	9,886,873	103,845		4.20%
Federal Home Loan Bank stock	35,620	376		4.22%	35,620	395		4.44%
Total interest-earning assets	11,080,569	104,225		3.76%	10,662,908	107,286		4.02%
Noninterest-earning assets	295,612				256,182
Total assets	$11,376,181				$10,919,090
Interest-bearing liabilities:
NOW accounts	$1,000,083	$715		0.29%	$990,841	$933		0.38%
Savings accounts	1,777,844	1,778		0.40%	1,649,197	2,580		0.63%
Certificates of deposit	6,113,501	35,211		2.30%	6,090,631	40,210		2.64%
Borrowed funds	394,682	657		0.67%	173,944	518		1.19%
Total interest-bearing liabilities	9,286,110	38,361		1.65%	8,904,613	44,241		1.99%
Noninterest-bearing liabilities	285,112				256,149
Total liabilities	9,571,222				9,160,762
Shareholders’ equity	1,804,959				1,758,328
Total liabilities and shareholders’ equity	$11,376,181				$10,919,090
Net interest income		$65,864				$63,045
Interest rate spread (2)				2.11%				2.03%
Net interest-earning assets (3)	$1,794,459				$1,758,295
Net interest margin (4)		2.38%	(1)			2.37%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.32%				119.75%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2012				Nine Months Ended June 30, 2011
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$280,319	$535		0.25%	$316,493	$664		0.28%
Investment securities	10,327	28		0.36%	12,227	91		0.99%
Mortgage-backed securities	370,081	4,830		1.74%	534,040	9,108		2.27%
Loans	10,193,762	308,045		4.03%	9,810,287	309,439		4.21%
Federal Home Loan Bank stock	35,620	1,140		4.27%	35,620	1,158		4.33%
Total interest-earning assets	10,890,109	314,578		3.85%	10,708,667	320,460		3.99%
Noninterest-earning assets	280,282				266,983
Total assets	$11,170,391				$10,975,650
Interest-bearing liabilities:
NOW accounts	$983,734	$2,121		0.29%	$979,186	$2,769		0.38%
Savings accounts	1,751,815	5,866		0.45%	1,617,485	7,639		0.63%
Certificates of deposit	6,011,868	108,813		2.41%	6,167,622	124,979		2.70%
Borrowed funds	331,863	1,874		0.75%	117,382	1,441		1.64%
Total interest-bearing liabilities	9,079,280	118,674		1.74%	8,881,675	136,828		2.05%
Noninterest-bearing liabilities	294,024				340,647
Total liabilities	9,373,304				9,222,322
Stockholders’ equity	1,797,087				1,753,328
Total liabilities and stockholders’ equity	$11,170,391				$10,975,650
Net interest income		$195,904				$183,632
Interest rate spread (2)				2.11%				1.94%
Net interest-earning assets (3)	$1,810,829				$1,826,992
Net interest margin (4)		2.40%	(1)			2.29%	(1)
Average interest-earning assets to average interest-bearing liabilities	119.94%				120.57%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.